Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Senior Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS STRONG PROFIT GROWTH FOR FULL YEAR 2013;
FOURTH QUARTER ADJUSTED EPS AT HIGH END OF ITS EXPECTATIONS

Fourth Quarter Year-over-year Highlights:

•	Net revenues increased 4.6% to a record $32.8 billion, with Pharmacy Services up 5.2% and Retail Pharmacy up 5.6%

•	Retail Pharmacy Segment same store sales increased 4.0%

•	Adjusted EPS increased 15.8% to $1.12, while GAAP diluted EPS from continuing operations increased 16.9% to $1.05

•	Excluding a $0.17 per share loss on early extinguishment of debt in the fourth quarter of 2012, Adjusted EPS decreased 1.9%

Full Year Highlights:

•	Net revenues increased 3.0% to a record $126.8 billion, with Pharmacy Services up 3.8% and Retail Pharmacy up 3.1%

•	Retail Pharmacy Segment same store sales increased 1.7%

•	Adjusted EPS of $4.00 and GAAP diluted EPS from continuing operations of $3.75, both of which include a $0.04 gain from a legal settlement in the third quarter

•	Adjusted EPS increased 15.7% to $3.96, excluding the legal settlement gain in 2013 and the loss from early extinguishment of debt in 2012

•	Generated free cash flow of $4.4 billion; cash flow from operations of $5.8 billion

2014 Guidance:

•	Confirmed full year Adjusted EPS to $4.36 to $4.50; GAAP diluted EPS from continuing operations of $4.09 to $4.23

•	Raised first quarter Adjusted EPS to $1.03 to $1.06; GAAP diluted EPS from continuing operations to $0.97 to $1.00

•	Raised full year free cash flow to a range of $5.5 to $5.8 billion from $5.1 to $5.4 billion; raised cash flow from operations to $7.0 to $7.3 billion from $6.6 to $6.9 billion

WOONSOCKET, RHODE ISLAND, February 11, 2014 - CVS Caremark Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2013.

President and Chief Executive Officer Larry Merlo said, "I am very pleased with our fourth quarter results, which came in at the high end of our expectations and helped produce a record year. As expected, the quarter was somewhat atypical, largely due to the timing of Medicare Part D profits within the PBM and the timing of break-open generics across the enterprise. Overall, the year 2013 produced strong growth in revenues, gross margin, operating margin and earnings across the enterprise."

Revenues

Net revenues for the three months ended December 31, 2013, increased 4.6%, or $1.4 billion to $32.8 billion, up from $31.4 billion in the three months ended December 31, 2012. For the year ended December 31, 2013, total revenue increased 3.0%, or $3.6 billion to $126.8 billion, compared to $123.1 billion for the year ended December 31, 2012.

Revenues in the Pharmacy Services Segment increased 5.2% to $19.6 billion in the three months ended December 31, 2013. This increase was primarily associated with drug cost inflation, new products and new clients in the specialty pharmacy business. Pharmacy network claims processed during the three months ended December 31, 2013, decreased 0.3% to 204.9 million, compared to 205.5 million in the prior year period. The decrease was primarily due to fewer Medicare Part D claims resulting from lower membership due to the sanctions placed on the Company in 2013 by the Centers for Medicare and Medicaid Services. Mail choice claims processed during the three months ended December 31, 2013, increased approximately 3.1% to 21.0 million compared to 20.4 million in the prior year period. The increase in the mail choice claim volume was primarily due to increased claims associated with the continuing adoption of our Maintenance Choice offerings. For the year ended December 31, 2013, total revenue in the Pharmacy Services Segment increased 3.8% to $76.2 billion, compared to $73.4 billion in the year ended December 31, 2012.

Revenues in the Retail Pharmacy Segment increased 5.6% to $17.2 billion in the three months ended December 31, 2013. Same store sales increased 4.0% over the prior year period, with pharmacy same store sales up 6.8% and front store same store sales down 1.9%. The decline in front store same store sales was driven by softer traffic, which was partially offset by an increase in basket size. Additionally, pharmacy same store prescription volumes rose 3.8% when each 90-day prescription is converted into three prescriptions. When counting each 90-day prescription as one prescription, same store prescription volumes increased 0.8% in the quarter. Pharmacy same store sales were negatively impacted by approximately 230 basis points due to recent generic introductions. For the year ended December 31, 2013, total revenue in the Retail Pharmacy Segment increased 3.1% to $65.6 billion, compared to $63.6 billion in the year ended December 31, 2012. Same store sales increased 1.7% for the year ended December 31, 2013, over the prior year, with pharmacy same store sales up 2.6% and front store same store sales down 0.5%.

For the three months ended December 31, 2013, the generic dispensing rate increased approximately 110 basis points in both segments to 81.1% in our Pharmacy Services Segment and 81.0% in our Retail Pharmacy Segment, compared to the prior year period.

Income from Continuing Operations Attributable to CVS Caremark

Income from continuing operations attributable to CVS Caremark for the three months ended December 31, 2013, increased 12.4% or $141 million, to $1.3 billion, compared with $1.1 billion for the three months ended December 31, 2012. Adjusted earnings per share from continuing operations attributable to CVS Caremark (Adjusted EPS) for the three months ended December 31, 2013 and 2012, was $1.12 and $0.96, respectively, at the high end of guidance. Adjusted EPS excludes $124 million of intangible asset amortization related to acquisition activity in both the three months ended December 31, 2013 and 2012. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark ("GAAP EPS") for the three months ended December 31, 2013 and 2012, was $1.05 and $0.90, respectively. Both Adjusted and GAAP EPS for the fourth quarter 2012 included a $348 million, or an approximate $0.17 per share, loss on early extinguishment of debt.

Income from continuing operations attributable to CVS Caremark for the year ended December 31, 2013, increased 18.8% or $729 million, to $4.6 billion, compared to $3.9 billion in the prior year. Adjusted EPS, which excludes $494 million and $486 million of intangible asset amortization related to acquisition activity for the years ended December 31, 2013 and 2012, was $4.00 and $3.26, respectively. These results include: a $72 million, or an approximate $0.04 per share, gain from a legal settlement recognized in the third quarter of 2013; and the $348 million, or the approximate $0.17 per share, loss on early extinguishment of debt recognized in the fourth quarter of 2012. Excluding the gain from the legal settlement and the loss on early extinguishment of debt, Adjusted EPS increased 15.7% in 2013 to $3.96, at the high end of guidance. GAAP EPS for the year ended December 31, 2013, was $3.75, which also includes the impact of the gain from the legal settlement, compared to $3.02 in the prior year, which includes the loss on early extinguishment of debt.

With respect to the Company's future prospects, Mr. Merlo stated, "The U.S. health care landscape is undergoing its most transformative change in decades. Health care consumers are taking on greater responsibility for choosing their own plans and controlling costs - what we're calling the 'retailization' of health care - while payors and providers are increasingly looking for new ways to improve the health care value equation. With our unique pharmacy health care model, we have the ability and agility to offer innovative solutions and capitalize on these changing market dynamics. As a result, we look forward to continued strong growth in 2014 and beyond."

Guidance

The Company confirmed its earnings guidance for the full year 2014. The Company currently expects to deliver Adjusted EPS of $4.36 to $4.50 and GAAP diluted earnings per share from continuing operations of $4.09 to $4.23 in 2014. These 2014 guidance estimates assume the completion of $4.0 billion in share repurchases. The Company raised its first quarter Adjusted EPS guidance to $1.03 to $1.06 and GAAP diluted earnings per share from continuing operations to $0.97 to $1.00. The Company raised its 2014 free cash flow guidance to a range of $5.5 to $5.8 billion from $5.1 to $5.4 billion, and its 2014 cash flow from operations guidance to a range of $7.0 to $7.3 billion from $6.6 to $6.9 billion, reflecting the shift in timing of certain cash receipts to early 2014 from late 2013.

Real Estate Program

During the three months ended December 31, 2013, the Company opened 60 new retail drugstores and closed one retail drugstore, one onsite pharmacy, five specialty retail pharmacies and one specialty mail order pharmacy. In addition, the Company relocated 17 retail drugstores. As of December 31, 2013, the Company operated 7,717 locations in 46 states, the District of Columbia, Puerto Rico and Brazil. These locations included 7,660 retail drugstores, 17 onsite pharmacies, 25 retail specialty pharmacy stores, 11 specialty mail order pharmacies and four mail service dispensing pharmacies.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com/investors. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company's more than 7,600 retail pharmacy stores; its leading pharmacy benefit manager serving more than 60 million plan members; and its retail health clinic system, the largest in the nation with approximately 800 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about CVS Caremark at
http://info.cvscaremark.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined in our Securities and Exchange Commission filings, including those in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013.

— Tables Follow —

CVS CAREMARK CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2013	2012	2013	2012
Net revenues	$32,830	$31,397	$126,761	$123,120
Cost of revenues	26,492	25,103	102,978	100,632
Gross profit	6,338	6,294	23,783	22,488
Operating expenses	4,121	3,995	15,746	15,278
Operating profit	2,217	2,299	8,037	7,210
Interest expense, net	135	159	509	557
Loss on early extinguishment of debt	—	348	—	348
Income before income tax provision	2,082	1,792	7,528	6,305
Income tax provision	816	667	2,928	2,436
Income from continuing operations	1,266	1,125	4,600	3,869
Loss from discontinued operations, net of tax	(1)	—	(8)	(7)
Net income	1,265	1,125	4,592	3,862
Net loss attributable to noncontrolling interest	—	—	—	2
Net income attributable to CVS Caremark	$1,265	$1,125	$4,592	$3,864
Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$1,266	$1,125	$4,600	$3,869
Net loss attributable to noncontrolling interest	—	—	—	2
Income from continuing operations attributable to CVS Caremark	$1,266	$1,125	$4,600	$3,871
Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$1.06	$0.91	$3.78	$3.05
Loss from discontinued operations attributable to CVS Caremark	$—	$—	$(0.01)	$(0.01)
Net income attributable to CVS Caremark	$1.06	$0.91	$3.77	$3.04
Weighted average basic common shares outstanding	1,192	1,241	1,217	1,271
Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$1.05	$0.90	$3.75	$3.02
Loss from discontinued operations attributable to CVS Caremark	$—	$—	$(0.01)	$(0.01)
Net income attributable to CVS Caremark	$1.05	$0.90	$3.74	$3.02
Weighted average diluted common shares outstanding	1,201	1,249	1,226	1,280
Dividends declared per common share	$0.2250	$0.1625	$0.90	$0.65

During the fourth quarter of 2013, the Company began recognizing revenue from the sale of prescription drugs within the Retail Pharmacy Segment when the prescription is picked up by the customer. Prior to this, revenue from the sale of prescription drugs was recognized at the time the prescription was filled. This immaterial error correction is reflected in all periods presented. See Note 1 “Significant Accounting Policies” (Revenue Recognition - Retail Pharmacy Segment) to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013.

CVS CAREMARK CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
In millions, except per share amounts	2013	2012
Assets:
Cash and cash equivalents	$4,089	$1,375
Short-term investments	88	5
Accounts receivable, net	8,729	6,479
Inventories	11,045	11,032
Deferred income taxes	902	693
Other current assets	472	577
Total current assets	25,325	20,161
Property and equipment, net	8,615	8,632
Goodwill	26,542	26,395
Intangible assets, net	9,529	9,753
Other assets	1,515	1,280
Total assets	$71,526	$66,221

Liabilities:
Accounts payable	$5,548	$5,070
Claims and discounts payable	4,548	3,974
Accrued expenses	4,768	4,411
Short-term debt	—	690
Current portion of long-term debt	561	5
Total current liabilities	15,425	14,150
Long-term debt	12,841	9,133
Deferred income taxes	3,901	3,784
Other long-term liabilities	1,421	1,501
Commitments and contingencies	—	—

Shareholders' equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,680 shares issued and 1,180 shares outstanding at December 31, 2013 and 1,667 shares issued and 1,231 shares
outstanding at December 31, 2012	17	17
Treasury stock, at cost: 500 shares at December 31, 2013 and 435 shares
at December 31, 2012	(20,169)	(16,270)
Shares held in trust: 1 share at December 31, 2013 and 2012	(31)	(31)
Capital surplus	29,777	29,120
Retained earnings	28,493	24,998
Accumulated other comprehensive loss	(149)	(181)
Total shareholders' equity	37,938	37,653
Total liabilities and shareholders' equity	$71,526	$66,221

See Note 1 “Significant Accounting Policies” (Revenue Recognition - Retail Pharmacy Segment) to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013.

CVS CAREMARK CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2013	2012
Cash flows from operating activities:
Cash receipts from customers	$114,993	$113,205
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(91,178)	(90,032)
Cash paid to other suppliers and employees	(14,295)	(13,643)
Interest received	8	4
Interest paid	(534)	(581)
Income taxes paid	(3,211)	(2,282)
Net cash provided by operating activities	5,783	6,671
Cash flows from investing activities:
Purchases of property and equipment	(1,984)	(2,030)
Proceeds from sale-leaseback transactions	600	529
Proceeds from sale of property and equipment and other assets	54	23
Acquisitions (net of cash acquired) and other investments	(415)	(378)
Purchase of available-for-sale investments	(226)	—
Sale or maturity of available-for-sale investments	136	—
Proceeds from sale of subsidiary	—	7
Net cash used in investing activities	(1,835)	(1,849)
Cash flows from financing activities:
Decrease in short-term debt	(690)	(60)
Proceeds from issuance of long-term debt	3,964	1,239
Repayments of long-term debt	—	(1,718)
Purchase of noncontrolling interest in subsidiary	—	(26)
Dividends paid	(1,097)	(829)
Proceeds from exercise of stock options	500	836
Excess tax benefits from stock-based compensation	62	28
Repurchase of common stock	(3,976)	(4,330)
Net cash used in financing activities	(1,237)	(4,860)
Effect of exchange rates on cash	3	—
Net increase (decrease) in cash and cash equivalents	2,714	(38)
Cash and cash equivalents at the beginning of the year	1,375	1,413
Cash and cash equivalents at the end of the year	$4,089	$1,375
Reconciliation of net income to net cash provided by operating activities:
Net income	$4,592	$3,862
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,870	1,753
Stock-based compensation	141	132
Loss on early extinguishment of debt	—	348
Deferred income taxes and other non-cash items	(86)	(111)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(2,210)	(387)
Inventories	12	(853)
Other current assets	105	3
Other assets	(135)	(99)
Accounts payable and claims and discounts payable	1,024	1,147
Accrued expenses	471	766
Other long-term liabilities	(1)	110
Net cash provided by operating activities	$5,783	$6,671

See Note 1 “Significant Accounting Policies” (Revenue Recognition - Retail Pharmacy Segment) to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013.

Adjusted Earnings Per Share
(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2013	2012	2013	2012
Income before income tax provision(1)	$2,082	$1,792	$7,528	$6,305
Amortization	124	124	494	486
Adjusted income before income tax provision	2,206	1,916	8,022	6,791
Adjusted income tax provision(2)	865	713	3,120	2,624
Adjusted income from continuing operations	1,341	1,203	4,902	4,167
Net loss attributable to noncontrolling interest	—	—	—	2
Adjusted income from continuing operations attributable to CVS Caremark	$1,341	$1,203	$4,902	$4,169
Weighted average diluted common shares outstanding	1,201	1,249	1,226	1,280
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$1.12	$0.96	$4.00	$3.26

(1)
Includes a $72 million gain from a legal settlement (approximately $0.04 per diluted share) recognized in the third quarter of 2013 and a $348 million loss on early extinguishment of debt (approximately $0.17 per diluted share) in the fourth quarter of 2012.

(2)	The adjusted income tax provision is computed using the effective income tax rates from the consolidated statements of income.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Year Ended December 31,
In millions	2013	2012
Net cash provided by operating activities	$5,783	$6,671
Subtract: Additions to property and equipment	(1,984)	(2,030)
Add: Proceeds from sale-leaseback transactions	600	529
Free cash flow	$4,399	$5,170

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company's segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
December 31, 2013:
Net revenues	$19,615	$17,192	$—	$(3,977)	$32,830
Gross profit	1,211	5,284	—	(157)	6,338
Operating profit (loss)	901	1,671	(198)	(157)	2,217
December 31, 2012:
Net revenues	18,642	16,283	—	(3,528)	31,397
Gross profit	1,334	5,092	—	(132)	6,294
Operating profit (loss)	1,035	1,578	(182)	(132)	2,299
Year Ended
December 31, 2013:
Net revenues	76,208	65,618	—	(15,065)	126,761
Gross profit	4,237	20,112	—	(566)	23,783
Operating profit (loss)(3)	3,086	6,268	(751)	(566)	8,037
December 31, 2012:
Net revenues	73,444	63,641	—	(13,965)	123,120
Gross profit	3,808	19,091	—	(411)	22,488
Operating profit (loss)	2,679	5,636	(694)	(411)	7,210

During the fourth quarter of 2013, the Company began recognizing revenue from the sale of prescription drugs within the Retail Pharmacy Segment when the prescription is picked up by the customer. Prior to this, revenue from the sale of prescription drugs was recognized at the time the prescription was filled. This immaterial error correction is reflected in all periods presented. See Note 1 “Significant Accounting Policies” (Revenue Recognition - Retail Pharmacy Segment) to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013.

(1)
Net revenues of the Pharmacy Services Segment include approximately $2.0 billion of retail co-payments for both the three months ended December 31, 2013 and 2012, as well as $7.9 billion and $8.4 billion of retail co-payments for the year ended December 31, 2013 and 2012, respectively.

(2)
Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services Segment customers use Retail Pharmacy Segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services Segment customers, through the Company's intersegment activities (such as the Maintenance Choice® program), elect to pick-up their maintenance prescriptions at Retail Pharmacy Segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. The following amounts are eliminated in consolidation in connection with the item (ii) intersegment activity: net revenues of $1.2 billion and $888 million for the three months ended December 31, 2013 and 2012, respectively, and $4.3 billion and $3.4 billion for the year ended December 31, 2013 and 2012, respectively; gross profit and operating profit of $157 million and $132 million for the three months ended December 31, 2013 and 2012, respectively, and $566 million and $411 million for the year ended December 31, 2013 and 2012, respectively.

(3)
Consolidated operating profit for the year ended December 31, 2013 includes a $72 million gain from a legal settlement, of which $11 million is included in the Pharmacy Services Segment and $61 million is included in the Retail Pharmacy Segment.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment's performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2013	2012	2013	2012
Net revenues	$19,615	$18,642	$76,208	$73,444
Gross profit	$1,211	$1,334	$4,237	$3,808
Gross profit % of net revenues	6.2%	7.2%	5.6%	5.2%
Operating expenses(4)	$310	$299	$1,151	$1,129
Operating expense % of net revenues	1.6%	1.6%	1.5%	1.5%
Operating profit	$901	$1,035	$3,086	$2,679
Operating profit % of net revenues	4.6%	5.6%	4.1%	3.6%
Net revenues(1):
Mail choice(2)	$6,516	$5,759	$24,791	$22,843
Pharmacy network(3)	$13,048	$12,838	$51,211	$50,411
Other	$51	$45	$206	$190
Pharmacy claims processed(1):
Total	225.9	225.9	902.1	880.5
Mail choice(2)	21.0	20.4	83.3	81.7
Pharmacy network(3)	204.9	205.5	818.8	798.8
Generic dispensing rate(1):
Total	81.1%	80.0%	80.8%	78.5%
Mail choice(2)	76.6%	74.5%	76.0%	72.0%
Pharmacy network(3)	81.6%	80.5%	81.3%	79.1%
Mail choice penetration rate	22.7%	22.1%	22.6%	22.7%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims, as well as 90-day claims filled at our retail stores under the Maintenance Choice program.

(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

(4)	Operating expenses for the year ended December 31, 2013 include an $11 million gain from a legal settlement.

Supplemental Information
(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment's performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2013	2012	2013	2012
Net revenues	$17,192	$16,283	$65,618	$63,641
Gross profit	$5,284	$5,092	$20,112	$19,091
Gross profit % of net revenues	30.7%	31.3%	30.6%	30.0%
Operating expenses(2)	$3,613	$3,514	$13,844	$13,455
Operating expense % of net revenues	21.0%	21.6%	21.1%	21.1%
Operating profit	$1,671	$1,578	$6,268	$5,636
Operating profit % of net revenues	9.7%	9.7%	9.6%	8.9%
Retail prescriptions filled (90 Day = 1 Rx)	188.5	185.5	734.3	717.4
Retail prescriptions filled (90 Day = 3 Rx) (1)	229.6	219.4	890.1	845.8
Net revenue increase:
Total	5.6%	4.9%	3.1%	6.8%
Pharmacy	8.5%	4.6%	4.1%	7.6%
Front store	(0.5)%	5.5%	1.0%	5.1%
Total prescription volume (90 Day = 1 Rx)	1.6%	9.5%	2.4%	9.1%
Total prescription volume (90 Day = 3 Rx) (1)	4.6%	11.3%	5.2%	11.0%
Same store increase:
Total sales	4.0%	3.8%	1.7%	5.6%
Pharmacy sales	6.8%	3.8%	2.6%	6.6%
Front store sales	(1.9)%	3.9%	(0.5)%	3.4%
Prescription volume (90 Day = 1 Rx)	0.8%	8.7%	1.5%	8.1%
Prescription volume (90 Day = 3 Rx) (1)	3.8%	10.5%	4.4%	10.0%
Generic dispensing rate	81.0%	79.9%	81.4%	79.2%
Pharmacy % of total revenues	69.5%	67.6%	69.5%	68.8%
Third party % of pharmacy revenue	98.1%	97.6%	97.9%	97.5%

During the fourth quarter of 2013, the Company began recognizing revenue from the sale of prescription drugs within the Retail Pharmacy Segment when the prescription is picked up by the customer. Prior to this, revenue from the sale of prescription drugs was recognized at the time the prescription was filled. This immaterial error correction is reflected in all periods presented. See Note 1 “Significant Accounting Policies” (Revenue Recognition - Retail Pharmacy Segment) to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013.

(1)
Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(2)	Operating expenses for the year ended December 31, 2013 include a $61 million gain from a legal settlement.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined in our Securities and Exchange Commission filings, including those in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2014
Income before income tax provision	$7,882	$8,136
Amortization	515	515
Adjusted income before income tax provision	8,397	8,651
Adjusted income tax provision(1)	3,293	3,383
Adjusted income from continuing operations	$5,104	$5,268
Weighted average diluted common shares outstanding	1,170	1,170
Adjusted earnings per share from continuing operations	$4.36	$4.50

In millions, except per share amounts	Three Months Ending March 31, 2014
Income before income tax provision	$1,884	$1,945
Amortization	124	124
Adjusted income before income tax provision	2,008	2,069
Adjusted income tax provision(1)	783	807
Adjusted income from continuing operations	$1,225	$1,262
Weighted average diluted common shares outstanding	1,188	1,188
Adjusted earnings per share from continuing operations	$1.03	$1.06

(1)	The adjusted income tax provision is computed using the effective income tax rate from the consolidated statement of income.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined in our Securities and Exchange Commission filings, including those in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013. For internal comparisons, management finds it useful to assess year-to-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2014
Net cash provided by operating activities	$6,950	$7,250
Subtract: Additions to property and equipment	(2,100)	(2,000)
Add: Proceeds from sale-leaseback transactions	600	500
Free cash flow	$5,450	$5,750